Exhibit 99.1
Hayes Lemmerz Completes New 20 Million Euro Receivable Purchase Program
Northville, MI, October 19, 2005 — Hayes Lemmerz International, Inc. (NASDAQ: HAYZ) announced today that its subsidiary, Hayes Lemmerz Werke GmbH, has established a German accounts receivable purchase program with MHB Financial Services GmbH & Co. KG. The new facility, which is available immediately, provides up to € 20 million in additional liquidity and helps diversify the Company’s funding sources. Proceeds of the program are expected to be used for general corporate purposes.
Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 39 facilities and approximately 11,000 employees worldwide.
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties